Exhibit 10.21

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Fourth Amendment”), dated as of November 14, 2009 (the “Effective Date”), is entered into by and between ES EAST, LLC, a California limited liability company (“Landlord”), and AMYRIS BIOTECHNOLOGIES, INC., a California corporation (“Tenant”), with reference to the following facts:

A.        Landlord (as successor in interest to ES East Associates, LLC) and Tenant are parties to that certain Lease dated as of August 22, 2007 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of March 10, 2008 (the “First Amendment”), that certain Second Amendment to Lease dated as of April 25, 2008 (the “Second Amendment”), that certain Third Amendment to Lease dated as of July 31, 2008 (the “Third Amendment”), and that certain Commencement Date Agreement dated October 14, 2008 (the “Commencement Date Agreement”) (the Original Lease, as amended by the First Amendment, the Second Amendment, the Third Amendment and the Commencement Date Agreement, is referred to herein as the “Lease”).

B.        Pursuant to the Original Lease, Landlord leased to Tenant space containing approximately 70,691 rentable square feet (the “Original Premises”) described as Suite Number 100 on the first (1st) floor and Suite Number 200 on second (2nd) floor of the building commonly known as EmeryStation East, located at 5885 Hollis Street, Emeryville, California (the “Building”). Pursuant to the First Amendment, Landlord leased to Tenant certain additional space containing approximately 20,880 rentable square feet (the “Expansion Space”) described as Suite Number 250 on the second (2nd) floor of the Building. The Expansion Space has been built out for use as general office and administrative space.

C.        The Commencement Date of the Term of the Lease with respect to the Original Premises was May 5, 2008, and the Commencement Date of the Term of the Lease with respect to the Expansion Space was September 16, 2008. The initial ten (10) year Term of the Lease is scheduled to expire on May 31, 2018 (with respect to both the Original Premises and the Expansion Space). Tenant has a Renewal Option to renew the Lease for one (1), five (5) year Renewal Term, as provided for in Section 2.8 of the Original Lease. Tenant also has a Termination Option to terminate the Lease effective as of May 31, 2013 (the “Termination Effective Date”), as provided for in Section 2.13 of the Original Lease.

D.        Tenant does not currently need the Expansion Space and is willing to give Landlord the right to recapture the Expansion Space and remove the Expansion Space from the Premises covered by the Lease for one or more periods described herein on the terms and conditions described herein. In connection therewith, the parties desire to amend various other provisions of the Lease, including, without limitation, making certain adjustments to the Monthly Base Rent owing by Tenant to Landlord under the Lease.

NOW, THEREFORE, in consideration of the above recitals, which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.        Incorporation of Recitals; Defined Terms. Recitals A, B, C and D set forth above are incorporated herein by this reference. Capitalized terms used in this Fourth Amendment and not otherwise defined herein shall have the respective meanings set forth in the Lease.

2.        Landlord’s Recapture of Expansion Space. Landlord shall have the right to recapture the Expansion Space and remove the Expansion Space from the Premises covered by the Lease for the period(s) and on the terms and conditions specified hereinbelow (“Landlord’s Recapture Right”). In the event that Landlord elects to exercise such Landlord’s Recapture Right, Landlord shall notify Tenant in writing of such election on or before December 31, 2009 (“Landlord’s Recapture Election Notice”). If Landlord so notifies Tenant of Landlord’s exercise of Landlord’s Recapture Right, the terms and conditions specified hereinbelow shall apply. If Landlord fails to so notify Tenant of Landlord’s exercise of Landlord’s Recapture Right, such right shall expire, in which case this Fourth Amendment and the terms and conditions provided for herein shall be of no further force and effect.

(a)        Recapture Periods. In the event that Landlord timely exercises Landlord’s Recapture Right, the Expansion Space shall be recaptured by Landlord and removed from the Premises covered by the Lease for the following period(s) (each, a “Recapture Period,” and collectively, the “Recapture Periods”):

(i)        First Recapture Period. The first Recapture Period (“First Recapture Period”) shall be the period commencing upon delivery of Landlord’s Recapture Election Notice (provided that Tenant shall have a period of twenty (20) days after Tenant’s receipt of Landlord’s Recapture Election Notice to deliver the Expansion Space to Landlord as provided for in Section 2(c)) and ending on March 31, 2015; provided, however, that Landlord shall have the right to specify a later date for the end of the First Recapture Period by written notice given to Tenant on or before December 31, 2010, which later date for the end of the First Recapture Period shall be the last day of a calendar month in 2015 (after March of 2015), as so specified by Landlord; provided, further, however, that in the event Tenant, in its sole and absolute discretion, exercises the Termination Option provided for in Section 2.13 of the Original Lease, the First Recapture Period shall end on the Termination Effective Date, notwithstanding anything to the contrary set forth in this Section 2(a)(i) or elsewhere in this Fourth Amendment.

(ii)        Second Recapture Period. The second Recapture Period (“Second Recapture Period”) shall be the period commencing immediately following the last day of the First Recapture Period and ending on May 31, 2018; provided, however, that the Second Recapture Period shall commence and be in effect only if (1) Landlord timely exercised Landlord’s Recapture Right for the First Recapture Period pursuant to Section 2(a)(i), (2) Tenant did not exercise the Termination Option provided for in Section 2.13 of the Original Lease, and (3) Landlord notifies Tenant in writing not less than one hundred fifty (150) days prior to the expiration of the First Recapture Period that Landlord elects to extend Landlord’s recapture of the Expansion Space for the Second Recapture Period.

(b)        Effect of Landlord’s Recapture. In the event that Landlord timely elects to exercise Landlord’s Recapture Right as provided for above, then, during the First Recapture Period and the Second Recapture Period, if applicable, the Expansion Space shall not be part of the Premises covered by the Lease and, except as otherwise expressly provided for in this Section 2(b), Tenant shall not have any obligation or liability under the Lease with respect to the Expansion Space, including, without limitation, the obligation to pay any Monthly Base Rent or Rent Adjustments or any parking charges for or attributable to the Expansion Space for any such Recapture Period. In furtherance of the foregoing, during each Recapture Period that takes effect, Tenant’s Share for purposes of determining Tenant’s Rent Adjustment payments under the Lease and any other applicable terms of the Lease shall be attributable to and determined with respect to the Original Premises only, and shall not include the Expansion Space. Notwithstanding the foregoing, however, (1) Tenant shall continue to be obligated to pay the Monthly Base Rent and Rent Adjustments for or attributable to the Expansion Space through December 31, 2009, regardless of whether the First Recapture Period commences prior to January 1, 2010, and (2) Tenant shall not be relieved of the obligation to pay on a monthly basis the amortization payments owing with respect to the Additional Expansion Allowance as provided for in Section 2(e)(ii) of the First Amendment, which monthly amortization payments are in the amount of $6,693.64, and such obligation shall remain in full force and effect until such obligation has been fully satisfied (subject to the terms of Section 2.13(d) of the Original Lease, as the same was modified in the First Amendment); and, further, nothing herein is intended to or shall affect in any way any of Tenant’s payment obligations arising under the Original Lease with respect to the Original Premises (including, without limitation, Monthly Base Rent, Rent Adjustments, the Deferred Rent Loan or the Additional Tenant Improvement Allowance), or arising under the Third Amendment with respect to the Third Amendment Allowance.

(c)        Tenant’s Delivery of Expansion Space. In the event that Landlord timely exercises Landlord’s Recapture Right, not later than twenty (20) days after Tenant’s receipt of Landlord’s Recapture Election Notice, Tenant shall deliver vacant possession of the Expansion Space to Landlord with all of Tenant’s furniture, fixtures and equipment removed therefrom, broom clean and in good condition and repair, ordinary wear and tear, casualty damage, condemnation, Landlord’s repair obligations and damage caused by Landlord excepted.

(d)        Possession of Expansion Space During Recapture Period(s). During each Recapture Period, Landlord shall have the right to lease the Expansion Space to one or more third parties. During the Recapture Period(s), Landlord or any such lessee shall have the right to make alterations or modifications to the Expansion Space or portions thereof from time to time that are consistent with general office uses. If during the First Recapture Period Landlord or any such lessee proposes to make alterations or modifications to any portion of the Expansion Space for any use other than general office use, Landlord shall notify Tenant in advance of the nature and extent of such proposed alterations or modifications; and, within ten (10) business days after Tenant’s receipt of such notice, Tenant shall notify Landlord as to whether or not Tenant will require the removal of such non-office use alterations or modifications, and the Expansion Space restored to its condition existing immediately prior to such alterations or modifications, prior to Landlord’s redelivery of the Expansion Space to Tenant upon the expiration of the First Recapture Period in the event that Landlord does not elect to exercise Landlord’s Recapture Right for the Second Recapture Period (with Landlord to have no obligation to remove or restore any such non-office alterations or modifications that Tenant did not designate for removal and restoration at the time of Landlord’s original notice thereof to Tenant). Landlord shall indemnify, protect, defend and hold the Tenant Indemnitees harmless against any and all actions, claims, demands, liability, costs and expenses, including reasonable attorneys’ fees and expenses for the defense thereof, to the extent arising from Landlord’s or any lessee’s occupancy of the Expansion Space during any Recapture Period, from the undertaking by Landlord or any lessee of any alterations, modifications or repairs to the Expansion Space during any Recapture Period, from the conduct of any lessee’s business in the Expansion Space, or from any willful act or negligence of Landlord or any lessee, or their respective agents, contractors or employees, in, on or about the Expansion Space.

(e)        Expiration of First Recapture Period; Termination of Renewal Option.

(i)        First Recapture Period. In the event that Landlord timely exercises Landlord’s Recapture Right as provided for above, and if Landlord has the right, but does not thereafter elect, to extend Landlord’s recapture of the Expansion Space for the Second Recapture Period, then upon the expiration of the First Recapture Period, the Expansion Space shall be delivered to Tenant in accordance with the terms of Section 2(e)(iii) and shall again become part of the Premises covered by the Lease, and Tenant shall again be entitled to the use and occupancy thereof (including, without limitation, the parking rights set forth in Section 2(h) of the First Amendment) subject to and in accordance with the terms and conditions of the Lease for the balance of the Term (and the Renewal Term, if applicable); provided, however, notwithstanding anything to the contrary set forth in the Lease or this Fourth Amendment, upon the expiration or earlier termination of the Lease, Tenant’s restoration obligations under the Lease shall not include removal of, and Tenant shall not have the obligation to remove, any alterations or modifications made by Landlord or any lessee to the Expansion Space or portions thereof, nor shall Tenant have any obligation to restore the Expansion Space to its condition existing prior to any such alterations or modifications. In such case, the Monthly Base Rent for the Expansion Space shall again be the per square foot rate applicable to the Original Premises for the balance of the Term as specified in Section 1.1(8) of the Original Lease; and Tenant shall again be liable for Rent Adjustment payments attributable to the Expansion Space for the balance of the Term (and the Renewal Term, if applicable). In the event that Landlord timely exercises Landlord’s Recapture Right as provided for above, and the First Recapture Period ends on the Termination Effective Date, then, notwithstanding anything to the contrary set forth in the Lease or this Fourth Amendment, Tenant shall have no surrender obligations whatsoever with respect to the Expansion Space upon the Termination Effective Date.

(ii)        Second Recapture Period. In the event that Landlord has the right, and timely elects, to extend Landlord’s recapture of the Expansion Space for the Second Recapture Period, then, notwithstanding anything to the contrary set forth in the Lease or this Fourth Amendment, Tenant shall have no surrender obligations whatsoever with respect to the Expansion Space.

(iii)        Landlord’s Delivery of Expansion Space. In the event that the Expansion Space is to be delivered to Tenant upon the expiration of the First Recapture Period in accordance with the terms of Section 2(e)(i), Landlord shall deliver vacant possession of the Expansion Space, including any alterations or modifications thereto made by Landlord or any lessee thereof during the First Recapture Period that Landlord was not required to remove pursuant to the terms of Section 2(d), to Tenant broom clean and in good condition and repair, ordinary wear and tear excepted, and with all alterations or modifications thereto made by

Landlord or any lessee thereof during the First Recapture Period that Landlord was required to remove pursuant to the terms of Section 2(d) removed and the Expansion Space restored to its condition existing immediately prior to such alterations or modifications; provided, however, that if Landlord is unable to deliver possession of the Expansion Space upon the expiration of the First Recapture Period for any reason, then Landlord shall not be subject to any liability for the failure to so deliver the Expansion Space to Tenant, and in such case, the First Recapture Period shall be deemed to be extended until such time as Landlord is able to deliver vacant possession of the Expansion Space to Tenant in accordance with this Section 2(e)(iii); provided further, however, (i) in no event shall Tenant have any obligation to pay any increases in Monthly Base Rent pursuant to Section 2(f) below during any such extended First Recapture Period, and (ii) in the event Landlord fails to deliver the Expansion Space to Tenant within sixty (60) days after the expiration of the First Recapture Period, Tenant shall thereafter have the right to terminate the Lease with respect to the Expansion Space by written notice thereof to Landlord.

(iv)        Termination of Renewal Option re Expansion Space. If Landlord has the right, and timely elects, to extend Landlord’s recapture of the Expansion Space for the Second Recapture Period, then upon Landlord’s exercise of Landlord’s Recapture Right for the Second Recapture Period, the Renewal Option shall no longer include the Expansion Space and the Expansion Space shall be deleted therefrom and shall not be part of the Premises that is included in or subject to the Renewal Option.

(f)        Original Premises — Monthly Base Rent Increases During Recapture Periods. Landlord and Tenant acknowledge that the annual periods for the increases in Monthly Base Rent provided for in Section 1.1(8) of the Original Lease commence June 1 of each Lease Year and terminate May 31. In consideration of the fact that Tenant shall be relieved of the obligation to pay Monthly Base Rent for the Expansion Space during each Recapture Period that takes effect hereunder (subject to clause (1) of the last sentence of Section 2(b) with regard to the First Recapture Period), Monthly Base Rent owing under the Lease for the Original Premises shall be increased as provided below for each such Recapture Period.

(i)        First Recapture Period. Starting January 1, 2010, and thereafter throughout the First Recapture Period, Monthly Base Rent for the Original Premises shall be increased by the following amounts for the following time periods (and the schedule of Monthly Base Rent set forth in Section 1.1(8) of the Original Lease is hereby amended accordingly):

Period	Amount of Monthly Base Rent Increase for Original Premises*
1/1/2010 - 5/31/2010	$64,414.80
6/1/2010 - 5/31/2011	$66,711.60
6/1/2011 - 5/31/2012	$69,008.40
6/1/2012 - 5/31/2013	$71,305.20
6/1/2013 - 5/31/2014 (if applicable)	$73,810.80
6/1/2014 - End of First Recapture Period	$76,316.40
(if applicable)

* For each of the above periods, the amount of the Monthly Base Rent increase for the Original Premises reflects the difference between (a) the per rentable square foot Monthly Base Rent rate for the Expansion Space that would otherwise have been payable under Section 1.1(8) of the Lease with respect to the Expansion Space during such period, less (b) $0.485 per rentable square foot, with $0.485 per rentable square foot being the difference between (1) $2.25 per rentable square foot (i.e., Landlord’s and Tenant’s good faith estimate of the full service market rental rate per rentable square foot of the Expansion Space for the Expansion Space during such period), less (2) $1.765 per rentable square foot (i.e., the sum of (A) $1.54 per rentable square foot (i.e., Landlord’s and Tenant’s good faith estimate of the per rentable square foot Rent Adjustment rate for the Expansion Space during such period), plus (B) $0.225 per rentable square foot (i.e., Landlord’s and Tenant’s good faith estimate of the aggregate per rentable square foot rate for janitorial expenses and individually-measured and billed electricity expenses that would have been payable by Tenant under the Lease for the Expansion Space during such period).

For example: For the month of May 2010, the Monthly Base Rent for the Original Premises pursuant to the schedule of Monthly Base Rent set forth in Section 1.1(8) of the Original Lease is $252,656.70. In the event that Landlord timely exercises Landlord’s Recapture Right as provided for above, the Monthly Base Rent for the Original Premises for the month of May 2010, would increase by the amount of $64,414.80 (i.e., $3.085 per rentable square foot [$3.57 per rentable square foot less $0.485 per rentable square foot] times 20,880 rentable square feet) from $252,656.70 (as provided in Section 1.1(8) of the Original Lease) to a total amount of $317,071.50.

(ii)        Second Recapture Period — Defined Terms. For purposes of determining the amount by which the Monthly Base Rent for the Original Premises will be increased during the Second Recapture Period (if applicable), the following terms shall have the meanings set forth below:

(A)        Fair Market Rent - Full Service. The term “Monthly Fair Market Rent - Full Service” shall mean the per square foot per month rental rate determined on a “full service” basis (as opposed to a “NNN” rental rate) for office space (and without regard to any non-office use alterations or modifications to the Expansion Space or any portions thereof made by Landlord or any lessee thereof in accordance with Section 2(d)) comparable in size, location and quality of the Expansion Space under primary lease (and not sublease) to new or renewing tenants, for a term comparable to the Second Recapture Period, in comparable buildings in Emeryville or Berkeley, California; provided, however, that the Fair Market Rent -Full Service for the Expansion Space for the Second Recapture Period shall not be less than $2.25 or greater than $3.23 per square foot per month. The procedure for determining the Monthly Fair Market Rent - Full Service shall be consistent with the procedures for determining Fair Market Rent for the Premises for the Renewal Term as provided for in Section 2.8 of the Original Lease, except that (x) Landlord’s notice to Tenant of Landlord’s determination of the Monthly Fair Market Rent - Full Service shall be given to Tenant not less than sixty (60) days prior to the commencement of the Second Recapture Period and Tenant shall have ten (10) days within which to provide Landlord with the Binding Notice or the Arbitration Notice, (y) if the parties are unable to agree upon the Monthly Fair Market Rent - Full Service within five (5) days after Landlord’s receipt of an Arbitration Notice, the Monthly Fair Market Rent - Full Service shall be determined pursuant to the arbitration process provided for in Section 2.8(e) of the Original Lease, and (z) the overall time period for the conduct of such arbitration process shall be reduced to a total of thirty (30) days and the interim time periods for each step provided in Section 2.8(e) shall be correspondingly reduced to fit within such 30 day period.

(B)        Monthly NNN Expense Factor. The term “Monthly NNN Expense Factor” shall mean the per square foot per month cost of Operating Expenses and Taxes for the Building as reasonably determined by Landlord based upon Landlord’s good faith estimate of the annual Operating Expenses and Taxes for the Building for the twelve month period following the date of determination thereof.

(C)        Monthly Base Rent Increase Amount. The term “Monthly Base Rent Increase Amount” shall mean (y) the per square foot amount equal to the Monthly Fair Market Rent - Full Service minus the Monthly NNN Expense Factor, multiplied by (z) 20,880 (i.e., the rentable square footage of the Expansion Space).

(iii)        Second Recapture Period Monthly Base Rent Increase. In the event that Landlord has the right, and timely elects, to extend Landlord’s recapture of the Expansion Space for the Second Recapture Period, then during the Second Recapture Period, the Monthly Base Rent for the Original Premises shall be increased by the Monthly Base Rent Increase Amount determined on the basis of the Fair Market Rent - Full Service for the Expansion Space for the Second Recapture Period as provided for in Section 2(1)(ii)(A) above and the Monthly NNN Expense Factor determined as of the commencement of the Second Recapture Period as provided for in Section 2(f)(ii)(B) above.

(g)        Parking. During any Recapture Period, the number of parking spaces that Tenant may use shall be as specified in Section 1.1(13) of the Original Lease; and the terms of Section 2(h) of the First Amendment regarding Parking (including, without limitation, any parking charges associated with the parking spaces allocated to the Expansion Space thereunder) shall not apply during any Recapture Period.

(h)        Tenant’s Exercise of Termination Option. Nothing set forth in this Fourth Amendment shall restrict, or is intended to restrict, Tenant’s exercise, in its sole and absolute discretion, of the Termination Option provided for in Section 2.13 of the Original Lease. In the event Tenant exercises the Termination Option provided for in Section 2.13 of the Original Lease, then, regardless of whether the Expansion Space is then subject to recapture pursuant to the terms of this Fourth Amendment, such termination shall be effective as to both the Original Premises and the Expansion Space on the Termination Effective Date (i.e., May 31, 2013), and the Termination Fee shall be a total amount of $11,629,517 (i.e., $127 per rentable square foot times 91,571 rentable square feet), which Termination Fee shall be payable as provided in said Section 2.13 of the Original Lease.

3.        Authority. This Fourth Amendment shall be binding upon and inure to the benefit of the parties, their respective heirs, legal representatives, successors and assigns. Each party hereto and the persons signing below warrant that the person signing below on such party’s behalf is authorized to do so and to bind such party to the terms of this Fourth Amendment.

4.        Entire Agreement; No Amendment. This Fourth Amendment constitutes the entire agreement and understanding between the parties with respect to the subject of this Fourth

Amendment and shall supersede all prior written and oral agreements concerning this subject matter. This Fourth Amendment may not be amended, modified or otherwise changed in any respect whatsoever except by a writing duly executed by authorized representatives of Landlord and Tenant.

5.        Status of Lease. Except as amended by this Fourth Amendment, the Lease remains unchanged and, as amended by this Fourth Amendment, the Lease is in full force and effect.

6.        No Ground or Underlying Lease; Consent of Lender. Landlord hereby represents and warrants to Tenant that as of the Effective Date there is no ground or underlying lease of the Real Property. The effectiveness of this Fourth Amendment is conditioned upon Principal Life Insurance Company (“Lender”), as Lender under that certain Subordination, Non-Disturbance and Attornment Agreement dated as of October 31, 2008 executed by and among Landlord, Tenant and Lender, and recorded on October 31, 2008 as Instrument No. 2008-320952 in the Official Records of Alameda County, California (the “SNDA”), consenting in writing to this Fourth Amendment by executing the Consent of Lender in the form attached hereto, or such other form as is reasonably acceptable to Tenant, or alternatively, an email or letter from Lender to Landlord to the effect that Lender’s consent is not required for this Fourth Amendment and that Lender will be bound by this Fourth Amendment in the event of foreclosure of the Mortgage described in the SNDA or conveyance in lieu thereof (the “Consent”). Landlord shall use commercially reasonable efforts to obtain the Consent as soon as reasonably possible after the Effective Date. In the event that, despite such commercially reasonable efforts by Landlord, Landlord has not obtained the Consent by the date that Landlord would otherwise deliver Landlord’s Recapture Election Notice, Landlord shall nevertheless have the right to deliver Landlord’s Recapture Election Notice, and the Expansion Space shall be recaptured by Landlord in accordance with the terms of this Fourth Amendment; provided, however, that notwithstanding anything to the contrary set forth in this Fourth Amendment, Tenant shall have no obligation to pay any increase in Monthly Base Rent as contemplated in Section 2(f) of this Fourth Amendment unless and until the Consent has been obtained.

(signatures on following page)

IN WITNESS WHEREOF, the undersigned have duly executed this Fourth Amendment, on the date(s) set forth below, effective as of the Effective Date.

TENANT:		LANDLORD:

AMYRIS BIOTECHNOLOGIES, INC., a California corporation		ES EAST, LLC, a California limited liability company

		By:	ES EAST ASSOCIATES, LLC,
By:	/s/ John G. Melo		a California limited liability company
Print Name:_John G. Melo		Its:	Managing Member
Its:	_Chief Executive Officer

By:	/s/ Tamara L. Tompkins		By:	/s/ Richard Robbins
Print Name: Tamara L. Tompkins				Richard K. Robbins
Its: General Counsel and Secretary			Its:	Managing Member

Date:	Date:

CONSENT OF LENDER

The undersigned, Principal Life Insurance Company (“Lender”), the Lender under that certain Subordination, Non-Disturbance and Attornment Agreement dated as of October 31, 2008 executed by and among ES East, LLC (“Landlord”), Amyris Biotechnologies, Inc. (“Tenant”), and Lender, and recorded on October 31, 2008 as Instrument No. 2008-320952 in the Official Records of Alameda County, California, hereby consents to the entering into of the foregoing Fourth Amendment to Lease dated as of November         , 2009 between Landlord and Tenant.

LENDER:

PRINCIPAL LIFE INSURANCE COMPANY, an Iowa corporation

By:	Principal Real Estate Investors, LLC, a Delaware limited liability company, its authorized signatory

By:

Name:

Its:

Date:                                                 , 2009